                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT To 13d-2(b)

                               (Amendment No. 1)/(1)/

                          Sunrise Telecom Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   86769Y 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)



--------
/(1)/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  86769Y 10 5           SCHEDULE 13G                 PAGE 2 OF 5
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------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Paul A. Marshall
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              11,874,238
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             11,874,238
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      11,874,238
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      23.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
      IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  86769Y 10 5           SCHEDULE 13G                 PAGE 3 OF 5
----------------------                                     -------------------

Item 1(a).            Name of Issuer:

                      Sunrise Telecom Incorporated

                      ----------------------------------------------------------

Item 1(b).            Address of Issuer's Principal Executive Offices:

                      302 Enzo Drive, San Jose, California 95138

                      ----------------------------------------------------------

Item 2(a).            Name of Person Filing:

                      Paul A. Marshall

                      ----------------------------------------------------------

Item 2(b).            Address of Principal Business Office or, if None,
                      Residence:

                      302 Enzo Drive, San Jose, California 95138

                      ----------------------------------------------------------

Item 2(c).            Citizenship:

                      USA

                      ----------------------------------------------------------

Item 2(d).            Title of Class of Securities:

                      Common Stock

                      ----------------------------------------------------------

Item 2(e).            CUSIP Number:

                      86769Y 10 5

                      ----------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a)    [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

     (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

     (d)    [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

     (e)    [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E).

     (f)    [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

     (g)    [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G).

     (h)    [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

     (i)    [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

     (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


     If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

----------------------                                     -------------------
CUSIP NO.  86769Y 10 5           SCHEDULE 13G                 PAGE 4 OF 5
----------------------                                     -------------------


Item 4.        Ownership.

          (a)  Amount beneficially owned:

               11,874,238 shares

               -----------------------------------------------------------------

          (b)  Percent of class:

                23.5%

               -----------------------------------------------------------------

          (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote     11,874,238
                                                               -----------------

               (ii)   Shared power to vote or to direct the vote     0
                                                                 ---------------

               (iii) Sole power to dispose or to direct the disposition of 11,874,238
                      ----------------------------------------------------------

               (iv)   Shared power to dispose or to direct the disposition of
                      0
                      ----------------------------------------------------------

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable

Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certification.

               Not Applicable

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CUSIP NO.  86769Y 10 5           SCHEDULE 13G                 PAGE 5 OF 5
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 13, 2002
                                           -------------------------------------
                                                           (Date)

                                                    /s/ Paul A. Marshall
                                           -------------------------------------
                                                         (Signature)

                                                      Paul A. Marshall
                                           -------------------------------------
                                                        (Name/Title)